Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM ANNOUNCES HIGH RATE TEST

ON ITS FIRST BAKKEN WELL

24-Hour Test Yields Initial Rate of 1,474 BOEPD

DENVER, COLORADO, February 17, 2010 — Credo Petroleum Corporation (NASDAQ:  CRED), an oil and gas exploration and production company with significant operations in Mid-Continent and Rocky Mountain regions, today provided an update on its Bakken horizontal drilling project in Dunn County, North Dakota.

Petro-Hunt 148-94-17D-08-1H (“17D”) Well Successfully Completed

Credo’s first Bakken well has been successfully completed and production tested at high rates.  During testing, the Petro-Hunt 148-94-17D-08-1H well (“17D”) flowed 1,267 barrels of oil and 1.24 million cubic feet of gas, or 1,474 barrels of oil equivalent, over a 24-hour period on an 18/64 to 20/64-inch choke.  Petro-Hunt LLC is the operator and Credo owns a 10% working interest.

The 17-D well was drilled on a 1,280 acre spacing unit to an approximate vertical depth of 11,150 feet, and a 9,200 foot horizontal lateral was drilled in the middle member of the Bakken shale.  The well was completed utilizing state of the art multi-stage fracture stimulation technology, and is located on the southwestern portion of the company’s acreage on the Fort Berthold Reservation.

In addition to the Bakken shale, the vertical portion of the well penetrated and logged the deeper Three Forks/Sanish formation which is currently being evaluated as a separate commercial reservoir by operators in the immediate area.

Second Credo Bakken Well Scheduled

Credo’s second well on the Reservation is scheduled to commence drilling in about two months. The 147-94-3A-10-1H (“3A”) well will be drilled on a 1,280 acre spacing unit located about four miles southeast of the 17D.  The 3A well will also be operated by Petro-Hunt, and Credo owns an 18.75% working interest.

Drilling Activity on Reservation Escalating Rapidly

Title work for permitting and drilling is currently underway for additional wells where Credo owns an interest.  One such spacing unit, operated by Marathon Oil, is located about 10 miles east of the 17D well.  Credo owns a 12.5% interest in that spacing unit.

Credo holds about 8,000 gross acres on the Reservation consisting of about 50 drillable Bakken spacing units.  The company’s interests range up to 51% depending on the size of the spacing unit.  Credo expects development drilling to follow the initial wells on many spacing units.

The Reservation is located immediately south and west of Parshall Field, and is surrounded on three sides by horizontal Bakken production.  The company’s acreage is concentrated in the southwestern portion of the Reservation.  Drilling activity on the Reservation is escalating rapidly, and several successful Bakken and Three Forks horizontal wells are producing in the immediate area of the 17D well.  Operators conducting active Bakken and Three Forks/Sanish drilling programs on the Fort Berthold Reservation include EOG, Kodiak, Marathon, Questar, Slawson and Peak.

Management Comment

Marlis E. Smith, Jr., Chief Executive Officer, said, “We are extremely pleased with the test results of our first Bakken well.  Initial production is right in line with our expectations.  Our success on the 17D well certainly makes our acreage in the area prime for future development.

“In addition to the Bakken, other operators are also testing the Three Forks/Sanish formation in the area of our acreage.  I am encouraged by the Three Forks drilling results to date which indicate that it is a separate commercial reservoir.  We are carefully monitoring the activity because we recognize the positive impact that this formation can have on Credo’s position in the Bakken.

“The Bakken is the premier oil resource play in North America, and we are very excited about the growth potential that it brings to Credo.”

About Credo Petroleum

Credo Petroleum Corporation is an independent exploration, development and production company based in Denver, Colorado.  The company has significant operations in the Williston Basin of North Dakota, central Kansas, the Anadarko Basin of North Texas and northwest Oklahoma and in southern Oklahoma.  Credo uses advanced technologies to systematically explore for oil and gas and, through its patented Calliope Gas Recovery System, to recover stranded reserves from depleted gas reservoirs.  For more information, please visit our website at www.credopetroleum.com or contact us at 303-297-2200.

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Contact:	Marlis E. Smith, Jr.
Chief Executive Officer
or
Alford B. Neely
Chief Financial Officer
303-297-2200

Web Site:     www.credopetroleum.com

Credo Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions.  The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Global Market” section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.